ICP Solar Announces New Addition to Board of Directors
Monday January 29, 8:45 am ET

Marketing veteran brings international branding experience

MONTREAL--(BUSINESS WIRE)--ICP Solar Technologies Inc. (OTCBB: ICPR - News), a developer, manufacturer and marketer of solar cells and products, announced today the appointment of David Dangoor as a director of the company.

David is President of Innoventive Partners LLC and a managing partner of Cato Dangoor & Associates in London, England, both primarily specializing in providing advice in the fields of Marketing and Public Relations. He is a member of the Board of Directors of BioGaia AB, a public Swedish bio-tech company, where he was one of the original founding investors.

Mr. Dangoor has held senior executive positions at Philip Morris for over 27 years including Head of Marketing, Philip Morris Germany in Munich, Germany; Managing Director, Seven Up Northern Europe in London, England; Senior VP of Marketing, Philip Morris USA in New York; and Executive VP, Philip Morris International based in New York.

"We are delighted to welcome David to our board. ICP Solar will benefit from his remarkable marketing career, particularly his international branding experience," commented Sass Peress, Chairman of the Board and CEO of ICP Solar. "Together our team will leverage his consumer-goods industry experience and contacts, which will be valuable assets to our future growth and development."

During his career with Philip Morris as a leading marketing executive of the company, he has worked with a diverse array of consumer product categories including soft drinks, food, confectionary, coffee, ice cream, beer and tobacco.

"I am very enthusiastic about joining the board of this company and participating in its successful growth in this rapidly expanding and important market for consumer and industrial products. The awareness is growing for the availability of our products and the real benefits, including energy cost savings, as well as energy and environmental preservation," said David Dangoor.

About ICP Solar Technologies, Inc.

ICP Solar is a developer, manufacturer and marketer of solar cells and solar cell based products and building materials. Through the application of next-generation technologies and use of proprietary intellectual design, the Company aims to be the industry's innovation leader. For the past 18 years, ICP Solar has led the consumer market through innovation and has now begun to apply that same philosophy to the OEM, rooftop and power generation segments of the solar industry.

ICP Solar's management has over 50 years of experience in the solar energy sector. The company currently counts over 55 team members, with headquarters located in Montreal, Canada, and additional locations in the United Kingdom, Spain, USA, Ireland and France. Corporate information may be found at www.icpsolar.com

Contact:

Media:
Ricochet Public Relations
Michael Matkin, 212-679-3300 x117
mmatkin@ricochetpr.com

or

Marketing:
ICP Solar Technologies
Laurent Lafite, 514-270-5770 x120
llafite@icpsolar.com